EXHIBIT 3.2(d)

                             MUTUAL GENERAL RELEASE


         K-Tel International, Inc., a Minnesota corporation ("Seller"), on behalf of itself and its Affiliates (as hereinafter defined, other than the Subsidiaries), and each of their respective successors and assigns, and each of K-Tel International (USA), Inc., a Minnesota corporation ("KTI") and Dominion Entertainment, Inc., a Minnesota corporation ("Dominion", together with KTI, the "Subsidiaries") and each of their respective successors and assigns (Seller and such parties herein referred to as the "Seller Parties"), hereby agree as follows:

         WHEREAS, pursuant to that certain Purchase and Sale Agreement (the "Purchase Agreement") dated as of March 3, 1997 by and between Platinum Entertainment, Inc., a Delaware corporation (the "Company"), and Seller, the Company is purchasing all of the issued and outstanding capital stock of the Subsidiaries (the "Stock").

         WHEREAS, it is the intention of the Seller and the Company that (i) all liabilities owing and obligations due to the Seller Parties from the Subsidiaries and (ii) all liabilities owing and obligations due to the Subsidiaries from the Seller Parties, are terminated immediately prior to the consummation of the transactions contemplated by the Purchase Agreement, except as set forth below.

         WHEREAS, the Company's obligation to consummate the purchase of the Stock is subject to the condition that the Seller Parties on the one hand, and the Subsidiaries, on the other hand, execute and deliver this Mutual General Release.

         WHEREAS, the Seller Parties desire that the Company's purchase of the Stock be consummated in accordance with the terms and conditions of the Purchase Agreement, and therefore the Seller Parties have agreed to execute and deliver to the Subsidiaries this General Release.

         NOW, THEREFORE, in consideration of the Company and the Seller consummating the purchase and sale of the Stock in accordance with the terms and conditions of the Purchase Agreement, the monetary benefit derived thereby, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller Parties, on the one hand, and the Subsidiaries, on the other hand, hereby release and absolutely and forever discharge the other and from any and all claims, demands, debts, liabilities, accounts, obligations, costs, expenses, liens, actions and causes of action of every kind and nature whatsoever, whether now known or unknown, suspected or unsuspected, all of which shall for convenience hereafter be referred to as the "Released Matters", which any of the parties ever had, now has or may hereafter have against the other, by reason of any act, contract, omission, event, services rendered or transaction whenever occurring or existing at any time whatsoever to and including the date hereof. Notwithstanding anything to the contrary in this Mutual General Release, this Mutual General Release is not in any manner releasing any claims or obligations of the Company and the Subsidiaries, on the one hand, and the Seller Parties, on the other hand, may have against the other under the Purchase Agreement or any of the documents delivered in connection therewith (including, without limitation, the License Agreements (as defined in the Purchase Agreement)), and such rights shall not constitute a Released Matter.

         The Seller Parties, on the one hand, and the Subsidiaries, on the other hand, hereby irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, or proceeding of any kind, in any court or before any tribunal, against the other based upon any Released Matters.

         This Mutual General Release will be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles. All words uses in this General Release shall be construed to be of such gender and/or number as the circumstances require.

         The execution, delivery and performance of this Mutual General Release has been duly authorized by all necessary action of the parties hereto and constitutes the valid and binding obligations of the parties hereto, enforceable in accordance with the terms hereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.

         The execution, delivery and performance of this Mutual General Release will not conflict with or result in the breach or violation of any of the terms or conditions of, or constitute (or with notice or lapse of time or both, would constitute) a default under, (i) any of the parties' respective organizational documents; (ii) any instrument, contract or other agreement by or to which each is a party or their assets are bound or subject; (iii) any statute or regulation, order, judgment or decree of any court or governmental or regulatory body; or (iv) any license, permit, order or approval of any governmental or regulatory body relating to its business. No approval or consent of any foreign, Federal, state, county, local or other governmental or regulatory body or court and no approval or consent of any other person is required in connection with the execution, delivery or performance of this Mutual General Release by the parties hereto.

         The term "Affiliates" shall mean all affiliates (including without limitation persons or entities who directly or indirectly through one or more intermediaries controls or is under common control with Seller or any of its subsidiaries (other than the Subsidiaries)), associates, agents, and representatives of Seller or any of its subsidiaries.

         The undersigned has read and understands this Mutual General Release, has had the opportunity to consult with an attorney prior to signing it, and voluntarily enters into it with full knowledge of its terms and conditions and that such terms and conditions are binding on it.


         IN WITNESS WHEREOF, the undersigned have executed this General Release as of __________________ ____, 1997.


SELLER:                                     THE SUBSIDIARIES:

K-TEL INTERNATIONAL, INC.                   K-TEL INTERNATIONAL (USA), INC.



By:                                         By:
Its:                                        Its:



[ADDITIONAL SIGNATURE                       DOMINION ENTERTAINMENT, INC.
BLOCKS FOR THE OTHER
SELLER PARTIES]

                                            By:
                                            Its: